                                   EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the _____ day of January, 2000, by and between American Biogenetic Sciences, Inc., a Delaware corporation ("ABS") and Abbott Laboratories, an Illinois corporation ("Abbott").

         WHEREAS, ABS and Abbott have entered into a Registration Rights Agreement and an Exclusive License Agreement (the "License Agreement"), both of even date herewith (collectively the "Alliance Agreements"); and

         WHEREAS, subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, ABS and Abbott have agreed to the purchase and sale of shares of ABS's Class A common stock $0.001 par value per share (the "Class A Common Stock").

NOW THEREFORE, ABS and Abbott agree as follows:

         1. PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, ABS shall issue and sell to Abbott and Abbott shall purchase from ABS at the Share Closing provided for in SECTION 1.3, shares of ABS's Class A Common Stock (the "Shares") having an aggregate value of One Million Five Hundred Thousand Dollars ($1,500,000).

                  1.1 PRICE PER SHARE. The price per share to be paid by Abbott for each of the Shares (the "Price per Share") shall be equal to the arithmetic average for the twenty (20) consecutive trading day period ending on the second day preceding the date of this Agreement of (i) the last sale price, as reported on the Small Cap Market, of the Class A Common Stock for the days that it was traded on that market, and (ii) the last sale price reported on the OTC Bulletin Board, or if no sale is reported that day, the average of the bid and ask price, of the Class A Common Stock, as reported on the OTC Bulletin Board for the days when it was primarily traded on that market.

                  1.2 NUMBER OF SHARES. On the day before the Share Closing, ABS and Abbott shall determine the number of Shares to be issued, purchased, and sold pursuant to this Agreement by dividing:

                           (a) One Million Five Hundred Thousand Dollars ($1,500,000) by

                           (b)      the Price per Share
and then rounding down to the nearest whole number the number obtained by that division.

                  1.3 SHARE CLOSING. The closing of the purchase and sale of the Shares (the "Share Closing") shall be held at the offices of Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, MA 02111, within ten
(10) business days following the date of this Agreement, at 10:00 a.m. Eastern time, or at such other time and place upon which ABS and Abbott shall agree.

                  1.4 DELIVERY. At the Share Closing, ABS will issue a certificate to Abbott registered in Abbott's name representing the number of Shares being purchased by Abbott against payment to ABS of One Million Five Hundred Thousand Dollars ($1,500,000). Abbott shall pay the purchase price to ABS by wire transfer to the bank account of ABS:

                           Name of Bank:    Bank of New York
                           Name of Account: American Biogenetic Sciences, Inc. Account Number: 041-5206748
                           ABA #:           021-000018

         2. REPRESENTATIONS AND WARRANTIES OF ABS. Except as set forth in the Schedule of Exceptions attached hereto as EXHIBIT - SECTION 2 (SCHEDULE OF EXCEPTIONS), ABS hereby represents, warrants, and covenants to Abbott that:

                  2.1      AUTHORITY.

                  (a) ABS has full legal right power and authority to execute and deliver this Agreement and each of the Alliance Agreements and to consummate the transactions contemplated hereby and thereby.

                  (b) All corporate action on the part of ABS, its officers, directors, and stockholders necessary for the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and the Alliance Agreements and the performance of all obligations of ABS hereunder and thereunder have been taken.

                  (c) Assuming the due and proper execution and delivery by Abbott, this Agreement and each of the Alliance Agreements, upon execution and delivery by ABS, constitute legal, valid and binding obligations of ABS, enforceable in accordance with their respective terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, (ii) the effect of rules of law governing the availability of equitable remedies, and (iii) the enforceability of the indemnity obligations of SECTION 3.1 of the Registration Rights Agreement.

                  (d) The making and performance of this Agreement and the Alliance Agreements by ABS and the consummation of the transactions contemplated by this Agreement and the Alliance Agreements will not (i) violate any provision of the organizational documents of ABS or any of its subsidiaries, (ii) result in the creation of any lien, charge, security interest or encumbrance upon any assets of ABS pursuant to the terms or provisions of, and will not conflict with, result in the breach or violation of, or constitute, (either by itself or upon notice or the passage of time or both), a default under or give rise to a right of termination, cancellation, or acceleration of any obligation to, or loss of benefits under any agreement, mortgage, deed of trust, lease, franchise, licence, indenture, permit, or other instrument to which ABS or any of its subsidiaries is a party or by which ABS or any of its subsidiaries or any of their respective properties may be bound or affected, in each case which would have a material adverse affect on the condition (financial or otherwise), properties, business, prospects, or results of operations of ABS and its subsidiaries taken as a whole (a "Material Adverse Effect") or which would restrict the power of ABS to perform its obligations as contemplated by this Agreement or the Alliance Agreements or, (iii) violate, to ABS's knowledge, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency, or other governmental body applicable to ABS or any of its subsidiaries or any of their respective properties.

                  (e) Except as disclosed on EXHIBIT - SECTION 2 (SCHEDULE OF EXCEPTIONS) item 1 hereto, the Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

                  2.2      ORGANIZATION, GOOD STANDING AND QUALIFICATION.

                  (a) ABS and each of its subsidiaries, has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with full power and authority (corporate and other) to own and lease its properties and conduct its businesses as presently conducted and as proposed to be conducted. ABS and each of its subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership or leasing of properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect; and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail such power and authority or qualification.

                  (b) Except as set forth on EXHIBIT - SECTION 2 (SCHEDULE OF EXCEPTIONS) item 2, ABS has no direct or indirect loans to any partnership, corporation, joint venture, business association, or other entity, nor does it own or control, directly or indirectly, any interest in any partnership, corporation, joint venture, association, or entity which is material to its business. With respect to any person, the term "subsidiary" means any corporation more than fifty percent (50%) of whose total interest is, directly or indirectly, owned by that person. The term "affiliate" when used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, control, or is controlled by, or is under common control with, such specified person.

                  (c) ABS has delivered to Abbott complete and correct copies of its Certificate of Incorporation and Bylaws as amended to the date hereof, and will furnish to Abbott true and correct copies of any amendments thereto throughout the term of this Agreement.

                  2.3      CAPITALIZATION.

                  (a) The authorized capital stock of ABS consists of 100,000,000 shares of Class A Common Stock, and 3,000,000 shares of Class B common stock (the "Class B Common Stock"). The Board of Directors has approved the solicitation of stockholder consents to amend ABS's Certificate of Incorporation to authorize up to 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"), of which it intends to designate 6,000 as Series A Preferred Stock.

                  (b) As of January 14, 2000, there were 36,918,510 shares of Class A Common Stock issued and outstanding, 3,000,000 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. All such issued an outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and no issued and outstanding shares are subject to preemptive rights created by statute, the ABS Certificate of Incorporation or Bylaws, or any agreement to which ABS is a party or by which ABS may be bound.

                  (c) All outstanding shares of ABS's capital stock have been issued in compliance with applicable federal and state securities laws.

                  (d) ABS has reserved for issuance an aggregate of approximately 8,248,000 shares of Class A Common Stock for issuance in connection with options and warrants.

                  (e) Except (i) as set forth in Section 2.3(d) above and on EXHIBIT - SECTION 2 (SCHEDULE OF EXCEPTIONS) item 3, and (ii) for the right of Abbott to acquire the Shares under this Agreement, there are no other options, warrants, conversion privileges, or other contractual rights presently outstanding or in existence to purchase or otherwise acquire any authorized but unissued shares of ABS's capital stock or other securities or the capital stock or other securities of any subsidiary of ABS.

                  2.4 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. The purchase and sale of the Shares pursuant to this Agreement has been approved by the Board of Directors of ABS prior to the date of this Agreement for the purposes of Section 203 of the Delaware General Corporation Law ("Section 203") such that after the date of this Agreement, neither Abbott nor any of its affiliates will be subject to the restrictions on business combination transactions set forth in Section 203 with respect to ABS on account of such purchase.

                  2.5 VALID ISSUANCE OF CLASS A COMMON STOCK. The Shares have been duly authorized and, when issued, delivered, and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and Abbott shall have good and marketable title to the Shares free of any liens or restrictions (unless created by Abbott), other than the restrictions expressly set forth in this Agreement or the Alliance Agreements or under applicable state and federal securities laws. No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance and sale of the Shares by ABS pursuant to this Agreement.

                  2.6 GOVERNMENTAL CONSENTS. Other than compliance with the Securities Act of 1933, as amended (the "Securities Act") and such filings as may be required to be made with the National Association of Securities Dealers, no consent, approval order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of ABS is required in connection with the consummation of the transactions contemplated by this Agreement.

                  2.7 OFFERING. Subject in part to the truth and accuracy of Abbott's representations set forth in SECTION 3 of this Agreement, the offer, sale, and issuance of the Class A Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither ABS nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

                  2.8 LITIGATION. Other than as disclosed in its SEC Documents, there are no legal or governmental actions, suits or proceedings pending or, to ABS's knowledge, threatened to which ABS or any of its subsidiaries is or may be a party or of which property owned or leased by ABS or any of its subsidiaries is or may be the subject, which actions, suits or proceedings might, individually or in the aggregate, prevent or adversely affect the transactions contemplated by this Agreement or result in a Material Adverse Effect. ABS is not a party or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body, administrative agency, or other governmental body. There are no material legal or governmental actions, suits, or proceedings pending or, to ABS's knowledge, threatened against any executive officers or directors of ABS.

                  2.9 DISCLOSURE. ABS has provided Abbott with all the information that Abbott has requested for deciding whether to purchase the Class A Common Stock. Neither this Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                  2.10 CHANGES. Since September 30, 1999, except as otherwise disclosed in the Schedule of Exceptions:

                  (a) ABS has not incurred any material liabilities or obligations, indirect, direct or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business;

                  (b) ABS has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident, or other calamity, whether or not covered by insurance;

                  (c) ABS has not paid or declared any dividends or other distributions with respect to its capital stock and ABS is not in default in the payment of principal or interest on any outstanding debt obligations;

                  (d) there has not been any change in the capital stock or, other than in the ordinary course of business, indebtedness material to ABS; and

                  (e) there has not been any event, change or development resulting in or which may reasonably be expected to result in a Material Adverse Event.

                  2.11     SEC DOCUMENTS.

                  (a) Since January 1, 1997 ABS has filed each statement, annual, quarterly, and other report, registration statement and definitive proxy statement required to be filed (other than preliminary material) by ABS with the United States Securities and Exchange Commission (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                  (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of ABS included in ABS's SEC Documents fairly present in all material respects in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of ABS as of the dates thereof and ABS's consolidated results of operations and cash flows for the periods then ended. Except as reflected or reserved against in the consolidated balance sheet of ABS at September 30, 1999 or the Schedule of Exceptions, ABS has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since that date and liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

                  2.12 USE OF PROCEEDS. ABS will use the proceeds from the sale of the Shares for research and development and for working capital.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF ABBOTT. Abbott hereby represents, warrants, and covenants to ABS that:

                  3.1 AUTHORIZATION. Abbott has full power and authority to execute and deliver, and to consummate the transactions contemplated by the Share Closing and this Agreement. All corporate action on the part of Abbott necessary for (i) the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement; and (ii) as of the Share Closing, the performance of all obligations of Abbott under this Agreement, has been taken. Assuming the due and proper execution and delivery by ABS, this Agreement, upon execution and delivery by Abbott, constitutes a legal, valid and binding obligation of Abbott, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

                  3.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Abbott in reliance upon Abbott's representation to ABS, which by Abbott's execution of this Agreement Abbott hereby confirms, that the shares to be received by Abbott will be acquired for investment for Abbott's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Abbott has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement,

Abbott further represents that Abbott does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

                  3.3 GOVERNMENTAL CONSENTS. Other than compliance with the Securities Act, the Securities Exchange Act, and such filings as may be required to be made with the Securities and Exchange Commission or the National Association of Securities Dealers, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Abbott is required in connection with the consummation of the transactions contemplated by this Agreement.

                  3.4 NO CONSENT. No consent, approval, waiver or other action by any entity under any material contract, agreement, indenture, lease, instrument, or other document to which Abbott is a party or by which it is bound is required or necessary for the execution, delivery and performance of, or the consummation of the transactions contemplated by, this Agreement by Abbott.

                  3.5 DISCLOSURE OF INFORMATION. Abbott believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Abbott further represents that it has had an opportunity to ask questions and receive answers from ABS regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial condition of ABS. The foregoing, however, does not limit or modify the representations and warranties of ABS in SECTION 2 of this Agreement or the right of Abbott to rely on those representations and warranties.

                  3.6 INVESTMENT EXPERIENCE. Abbott is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Abbott has not been organized for the purpose of acquiring the Shares.

                  3.7 RESTRICTED SECURITIES. Abbott understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from ABS in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Abbott represents that it is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                  3.8      LEGENDS.

                  (a) Each certificate or instrument representing Shares shall bear legends in substantially the following forms:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED

                  IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR
                  (III) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SUCH SALE, OFFER OR DISTRIBUTION".

                  (b) The certificate shall also bear any other legends required by Delaware law or applicable blue sky or state securities laws.

Except as provided in the Registration Rights Agreement, ABS need not register a transfer of any of the Shares and may also instruct its transfer agent not to register a transfer of any Shares, unless the conditions specified in the foregoing legends are satisfied to the extent applicable.

                  3.9 ACCREDITED INVESTOR. Abbott is an "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as now in effect.

         4. CONDITIONS OF ABBOTT'S OBLIGATIONS AT SHARE CLOSING. Abbott's obligations to purchase the Shares at the Share Closing are subject to fulfillment, on or prior to the Share Closing with respect to the Shares, of each of the following conditions unless waived by Abbott.

                  4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of ABS contained in SECTION 2 shall be true and correct when made and at the Share Closing with the same effect as though such representations and warranties had been made on and as of the date of the Share Closing.

                  4.2 PERFORMANCE. ABS shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Share Closing.

                  4.3 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Share Closing.

                  4.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Share Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Abbott, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

                  4.5 ALLIANCE AGREEMENTS. The parties shall have entered into each of the Alliance Agreements and the Alliance Agreements remain in full force and effect.

                  4.6 OPINION OF COUNSEL TO ABS. Abbott shall have received from Brown, Rudnick, Freed & Gesmer, counsel to ABS, an opinion addressed to it, dated as of the date of the Share Closing and in substantially the form of EXHIBIT 4.6.

                  4.7 NO ORDER PENDING. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement or the Alliance Agreements.

                  4.8 COMPLIANCE CERTIFICATE. ABS shall have delivered to Abbott a certificate, in substantially the form of EXHIBIT 4.8, executed on behalf of ABS by the Chief Executive Officer of ABS, dated as of the date of the Share Closing and certifying to the fulfillment of the conditions specified in SECTION 4.1.

         5. CONDITIONS OF ABS'S OBLIGATIONS AT SHARE CLOSING. ABS's obligations to issue and sell the Shares at the Share Closing are subject to fulfillment, on or prior to the Share Closing with respect to the Shares, of each of the following conditions unless waived by ABS.

                  5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Abbott contained in SECTION 3 shall be true and correct when made and at the Share Closing with the same effect as though such representations and warranties had been made on and as of the date of the Share Closing.

                  5.2 PAYMENT OF PURCHASE PRICE. Abbott shall have delivered the purchase price for the Shares.

                  5.3 QUALIFICATIONS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Share Closing for those shares.

                  5.4 ALLIANCE AGREEMENTS. The parties shall have entered into each of the Alliance Agreements and the Alliance Agreements remain in full force and effect.

                  5.5 OPINION OF COUNSEL TO ABBOTT. ABS shall have received from Brian J. Smith, Divisional Vice President, Domestic Legal Operations and Assistant Secretary, an opinion addressed to it, dated as of the date of the Share Closing and certifying, in substantially the form of EXHIBIT 5.5.

                  5.6 NO ORDER PENDING. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement or the Alliance Agreements.

                  5.7 COMPLIANCE CERTIFICATE. Abbott shall have delivered to ABS a certificate, in substantially the form of EXHIBIT 5.7, executed on behalf of Abbott by an officer of Abbott, dated as of the date of the Share Closing and certifying to the fulfillment of the conditions specified in
SECTION 5.1.

         6. MISCELLANEOUS.

                  6.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of ABS and Abbott contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Share Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Abbott or ABS.

                  6.2 ENTIRE AGREEMENT; CONTROLLING DOCUMENT. This Agreement and the Alliance Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence and understandings between the parties with respect to the subject matter hereof, whether oral or in writing.

                  6.3 ASSIGNMENT: SUCCESSORS AND ASSIGNS. No provision of this Agreement may be assigned without the prior written consent of the other party hereto. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  6.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  6.5 DELAY AND WAIVER. No delay on the part of either party in exercising any right under this Agreement shall operate as a waiver of such right. The waiver by either party of any other term or condition of this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

                  6.6 ASSIGNMENT: SUCCESSORS AND ASSIGNS. No provision of this Agreement may be assigned without the prior written consent of the other party hereto. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  6.7 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflict of law principles.

                  6.8 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by personal delivery, facsimile, overnight courier or mailed by certified or registered mail, postage prepaid, return receipt requested, to the facsimile number or address as follows:

                  ABS:              American Biogenetic Sciences, Inc.
                                    1375 Akron Street

                                    Copiague, NY 11726
                                    Telephone: (516) 789-2600
                                    Facsimile: (516) 789-1661
                                    Attention: Chairman

                  with a copy (which will not constitute notice) to:

                                    Brown, Rudnick, Freed & Gesmer
                                    One Financial Square
                                    Boston, MA 02111
                                    Telephone: (617) 856-8327
                                    Facsimile: (617) 856-8201
                                    Attention: Mark A. Hofer, Esq.

                  Abbott:           Abbott Laboratories
                                    100 Abbott Park Road
                                    Dept. 309, Bldg. AP30
                                    Abbott Park, IL 60064-3537
                                    Telephone: (847) 938-6863
                                    Facsimile: (847) 938-5383
                                    Attention: Senior Vice President,
                                               Pharmaceutical Operations

                  with a copy (which will not constitute notice) to:

                                    Abbott Laboratories
                                    100 Abbott Park Road
                                    Dept. 364, Bldg. AP6D
                                    Abbott Park, Illinois 60064-6049
                                    Telephone: (847) 937 - 8906
                                    Facsimile: (847) 938 - 6277
                                    Attention: Senior Vice President, Secretary
                                               and General Counsel

or to such other facsimile number or address provided to the parties to this Agreement in accordance with this SECTION 6.8. Such notices or other communications shall be deemed delivered upon receipt, in the case of overnight delivery, personal delivery or facsimile transmission (as evidenced by the confirmation thereof), or 2 days after deposit in the mails (as determined by reference to the postmark).

                  6.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  6.10 EXPENSES. Irrespective of whether either of the Share Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

                  6.11 ALTERNATIVE DISPUTE RESOLUTION. The parties shall attempt to resolve amicably disputes arising between them regarding the validity, construction, enforceablity or performance of the terms of this Agreement and any differences or disputes in the interpretation of the rights, obligations, liabilities and/or remedies under this Agreement, that have been identified in a written notice from one party to the other, by good faith settlement discussions between the Senior Vice President, Pharmaceutical Operations of Abbott and the Chief Executive Officer of ABS. The parties agree that any dispute that arises in connection with the Agreement, that cannot be resolved amicably by such representatives within thirty (30) days after the receipt of such written notice, shall be resolved by binding Alternative Dispute Resolution in the manner described in EXHIBIT C to the License Agreement.

                  6.12 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of ABS and Abbott. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and ABS.

                  6.13 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  6.14 FURTHER ASSURANCES. ABS and Abbott shall do and perform or cause to be performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated by the Agreement. Neither ABS nor Abbott shall voluntarily undertake any course of action inconsistent with the satisfaction of the requirements applicable to them as set forth in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable their obligations under this Agreement.

                  6.15 NO THIRD PARTY RIGHTS. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to his Agreement.

                  6.16 MUTUAL DRAFTING. This Agreement is the joint product of ABS and Abbott and each provision of the Agreement has been subject to consultation, negotiation and agreement of ABS and Abbott and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not apply.

                  6.17     FINDER'S FEE.

                  (a) Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Abbott agrees to indemnify and hold harmless ABS from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Abbott or any of its officers, partners, employees or representatives is responsible.

                  (b) ABS agrees to indemnify and hold harmless Abbott from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which ABS or any of its officers, employees or representatives is responsible.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      AMERICAN BIOGENETIC SCIENCES, INC.

                                      By:  ____________________
                                           Alfred J. Roach
                                           Chairman


                                      ABBOTT LABORATORIES:

                                      By:    __________________

                                      Title: __________________

                               EXHIBIT - SECTION 2

                             SCHEDULE OF EXCEPTIONS

1.       SECTION 2.1(e) - EMPLOYEE BENEFIT PLANS

2.       SECTION 2.2(b) - LOANS / SUBSIDIARIES AND AFFILIATES

         NAME      PERCENTAGE OWNERSHIP     AMOUNT OF LOAN

3.       SECTION 2.3(e) - OPTIONS, WARRANTS, CONVERSION PRIVILEGES OR OTHER
         CONTRACTUAL RIGHTS